OPHTHALMIC IMAGING SYSTEMS	CONTACTS:
Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS
Todd Fromer / Garth Russell
KCSA Worldwide
212-896-1215 / 212-896-1250

FOR IMMEDIATE RELEASE

Ophthalmic Imaging Systems Increases Net Income 28%
for Record Profits in 2006

– – –

6th Consecutive Year of Increased Profitability

SACRAMENTO,  Calif., March 12, 2007 – Ophthalmic Imaging Systems (OTCBB: OISI) (OIS) today reported financial results for the fourth quarter and fiscal year ended December 31, 2006.

Net revenue for the year ended December 31, 2006 increased approximately 16% to $15,797,000 from $13,651,000 in 2005. Operating income for the year climbed approximately 13% to $2,144,000, compared to $1,890,000 in the prior year. Net income for 2006 increased 28% to $2,251,000, or $0.13 earnings per diluted share, compared to $1,755,000, or $0.11 earnings per diluted share, in 2005.

During 2006, OIS increased its spending in research and development by 45% to $1,616,000 from $1,112,000 in the prior year. This spending is attributable to the further development of its leading ophthalmology imaging and informatics products.

For the fourth quarter of 2006, the Company reported net revenue of $4,402,000, compared with net revenue of $4,142,000 for the fourth quarter of 2005, an increase of 6%. Operating income for the fourth quarter of 2006 climbed 10% to $560,000, compared to $510,000 in the prior year. Net income increased 25% in the fourth quarter of 2006 to $624,000, or $0.03 earnings per diluted share, from $499,000, or $0.03 earnings per diluted share, during the same period last year.

Gil Allon, Chief Executive Officer of the Company, commented, “We are pleased with the steady increase in demand for our comprehensive line of ophthalmology-specific digital imaging systems and informatics solutions. This year we expanded our sales and marketing efforts, and added the WinStation RetinaTM and the WinStation EssentialTM, both of which were major drivers for the increase in sales this year.”

“In order to maintain our position as the leading provider of cutting edge technology for ophthalmologists, we have increased spending on research and development of new products. We are excited by the potential we see in the market for an expanded line of offerings which is expected to be the outcome of the increased R&D investments.”

Ariel Shenhar, Chief Financial Officer of OIS, added, “This year, we experienced a steady increase in revenue, which led to record net income for OIS. As a result of this performance we have increased our cash position by 56%, with approximately $6.2 million as of December 31, 2006, compared to $3.9 million as of December 31, 2005. In addition, we are extremely pleased with the increase this year in total shareholder equity, which was $8.2 million as of December 31, 2006, compared to $4.6 million last year, an increase of 76%.”

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

(Tables Follow)

OPHTHALMIC IMAGING SYSTEMS
SELECTED FINANCIAL DATA
STATEMENT OF INCOME

	UNAUDITED Three Months Ended DECEMBER 31,		AUDITED Twelve Months Ended DECEMBER 31,
	2006	2005	2006	2005
Sales - Total	$4,402,016	$4,142,171	$15,797,163	$13,650,507

Cost of sales - Total	$1,580,947	$1,731,101	$6,545,792	$5,766,883

Gross Profit	$2,821,069	$2,411,070	$9,251,371	$7,883,624
Operating Expenses:

Sales & Marketing	$1,319,364	$1,180,684	$3,795,559	$3,439,046

General & Administrative	$501,799	$444,036	$1,696,147	$1,442,959

Research & Development	$440,197	$276,710	$1,615,758	$1,112,023

Total Operating Expenses	$2,261,360	$1,901,430	$7,107,464	$5,994,028

Operating Income	$559,710	$509,640	$2,143,907	$1,889,596

Interest & Other Expense, Net	$46,317	($ 89,380)	$75,852	($ 187,342)

Income before Taxes	$606,027	$420,260	$2,219,759	$1,702,254
Income Tax Benefit (expense)	$17,741	$78,503	$31,000	$53,000

Net Income	$623,767	$498,763	$2,250,759	$1,755,254

Basic Earnings per share	$0.04	$0.03	$0.14	$0.12

Shares used in the calculation of basic earnings	16,282,249	15,446,211	16,090,610	15,205,689
per share

Diluted Earnings per share	$0.03	$0.03	$0.13	$0.11

Shares used in the calculation of diluted earnings	18,084,017	17,234,532	17,797,162	16,530,277
per share

OPHTHALMIC IMAGING SYSTEMS
CONDENSED BALANCE SHEET

	AUDITED As of Dec 31, 2006	AUDITED As of Dec 31, 2005
ASSETS:
Cash and investments	6,163,857	3,940,706
Accounts receivable, net	3,108,727	2,841,203
Receivable Related Party	160,656	690,756
Inventories, net	808,238	380,676
Deferred Tax Asset	1,172,000	1,124,000
Prepaids and other current assets	180,744	300,077

TOTAL CURRENT ASSETS	11,594,222	9,277,418

Net property, plant and equipment	390,553	107,787
Restricted Cash for line of credit	159,514	150,000
Licensing Agreement	273,808	0
Prepaid Products	160,000	0
Other assets	88,737	55,355

TOTAL ASSETS	12,666,834	9,590,560

CURRENT LIABILITIES:
Accounts payable	765,235	512,914
Notes payable current portion	11,204	508,109
Accrued Liabilities	2,018,874	2,045,233
Customer Deposits	310,768	689,383
Deferred warranty revenue	1,250,893	861,486

TOTAL CURRENT LIABILITIES	4,356,974	4,617,125

LONG TERM DEBT:
Capital Lease-US BANCORP
Line of credit	150,000	0
Notes Payable, less current portion	3,833	349,237

TOTAL LONG TERM DEBT	153,833	349,237

STOCKHOLDERS' EQUITY:
Capital stock -- Common	16,255,077	14,974,007
Accumulated Deficit	($ 8,099,050)	($10,349,809)

TOTAL STOCKHOLDERS' EQUITY	8,156,027	4,624,198

TOTAL LIABILITIES AND EQUITY	12,666,834	9,590,560